Exhibit 99.1

Franklin Financial 2nd quarter earnings grow 8%

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,906,000 for the quarter ended June 30, 2012. When compared to earnings of $1,758,000 for the second quarter of 2011, net income grew by 8.4%. Net income for the first six months of 2012 was $3,275,000 compared with $3,608,000 for the same period in 2011, a decline of 9.2%.

On a per share basis, diluted earnings were $.47 for the quarter ended June 30, 2012 and $.81 for the first six months of 2012, compared to $.45 and $.92 for the same periods in 2011.

“These continue to be very challenging economic times for businesses and consumers,” commented William E. Snell, Jr., President and CEO. “From an industry perspective, the low interest rate environment, unemployment levels, increased loan delinquency, and added federal regulations continue to significantly impact most financial institutions.”

“Locally, there appears to be some improvement in the housing market. However, real estate prices and consumer confidence are big factors when it comes to consumer and small business borrowing. And the lack of demand as well as creditworthiness and appraisal issues have impacted loan volume. Average commercial loan outstandings increased 3.3%, but this growth was offset by an 11.4% decline in average consumer loan outstandings. Average deposit and repurchase agreement balances were up 7.7% from a year earlier,” remarked Snell.

Total assets at June 30, 2012 reached a record $1.057 billion, an increase of 5.0% over total assets of $1.007 billion at June 30, 2011. Total deposits and repurchase agreements grew 5.5% to $908 million, while net loans remained relatively flat from totals a year earlier at $760 million. The market value of trust assets under management was $504 million on June 30, 2012, representing a 1.0% decrease from a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg. Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and southern Huntingdon counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the OTC Bulletin Board under the symbol FRAF.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.